Exhibit (a)(1)(D)

WITHDRAWAL FORM

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO EXCHANGE YOUR STOCK OPTIONS

MAXIM INTEGRATED PRODUCTS, INC.

STOCK OPTION/RESTRICTED STOCK UNIT EXCHANGE PROGRAM

WITHDRAWAL FORM

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units (referred to as the “Offer To Exchange Document”); (2) the letter from John F. Gifford, our Chief Executive Officer, dated February 1, 2006; (3) an election form; and (4) this withdrawal form. You previously signed and returned the election form in which you elected to ACCEPT Maxim’s offer to exchange certain of your eligible options (the “Offer”). You should submit this form only if you now wish to change that election and REJECT Maxim’s Offer with respect to all or any portion of your previously-tendered eligible options.

To withdraw your previously-submitted election to exchange your eligible options, you must sign, date and deliver this withdrawal form by facsimile to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc. 120 San Gabriel Drive, Sunnyvale, CA 94086 before 9:00 p.m., Pacific Standard Time, on March 1, 2006 (the “Expiration Date”). If Maxim extends the Expiration Date, this withdrawal form must be received by Carl Jasper by the date and time of the extended expiration of the offer.

You should note that if you withdraw your acceptance of the Offer, you will not receive any restricted stock units pursuant to the Offer in replacement for the withdrawn options. Rather, you will keep all of the options that you so withdraw, and they will continue to be governed by the stock option plan(s) under which they were granted and the existing option agreement(s) between you and Maxim.

You may cancel this withdrawal, and again elect to accept our Offer, by submitting a new election form to Carl Jasper before the Expiration Date (or, if Maxim extends the Expiration Date, on or before the extended expiration of the offer).

Please check ONE of the following boxes:

☐	I wish to withdraw my election to exchange eligible options and instead REJECT the offer to exchange my eligible options. I do not wish to exchange ANY of my eligible options.

☐	I wish to withdraw my election to exchange eligible options and instead REJECT the offer to exchange with respect to those eligible options. If I hold more than one option grant covering such eligible options, I have designated in the following table (i) the specific option grants (by option grant number) to which this withdrawal form applies, and (ii) the number of eligible options in each such option grant to which this withdrawal form applies:

Option Grant Number (Please Fill In Number)	Number of Eligible Options from Each Option Grant Being Withdrawn from the Option Exchange Program (Please Fill In Number)

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature
Employee Name (Please print)
Employee Number
Date and Time	E-mail Address

RETURN TO CARL JASPER NO LATER THAN 9:00 P.M., PACIFIC STANDARD TIME,

ON MARCH 1, 2006 BY FAX AT (408) 530-9176, OR DELIVER IT BY HAND, INTEROFFICE

MAIL, FIRST CLASS UNITED STATES MAIL (OR, FOR ELIGIBLE EMPLOYEES OUTSIDE

THE U.S., AN EQUIVALENT PRIORITY MAIL SERVICE), OR PRIVATE EXPRESS MAIL

(SUCH AS FEDERAL EXPRESS, UPS OR DHL) TO CARL JASPER, STOCK ADMINISTRATION,

MAXIM INTEGRATED PRODUCTS, 120 SAN GABRIEL DRIVE, SUNNYVALE, CA 94086

MAXIM INTEGRATED PRODUCTS, INC.

STOCK OPTION/RESTRICTED STOCK UNIT EXCHANGE PROGRAM

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and signed original of this withdrawal form (or a facsimile of it), must be received by Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 on or before 9:00 p.m., Pacific Standard Time, on March 1, 2006 (as noted above, referred to as the “Expiration Date”). If Maxim extends the Expiration Date, this withdrawal form must be received by Carl Jasper by the date and time of the extended expiration of the Offer.

The delivery of all required documents, including withdrawal forms, is your sole responsibility. Delivery will be deemed made only when actually received by Maxim in one of the following ways: (1) you may fax the completed form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or (2) you may deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper, Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086. Responses submitted by any other means are not permitted. In all cases, you should allow sufficient time to ensure timely delivery. Only responses that are complete, signed and actually received by Carl Jasper by the Expiration Date will be accepted.

Your submission of a withdrawal form withdraws from the Offer all of your previously tendered eligible options. However, you may change your mind and re-elect to exchange any or all of the withdrawn eligible options up until the Expiration Date (or, if Maxim extends the Expiration Date, up until the extended expiration of the Offer). You should note that you may not rescind any withdrawal, and any eligible options withdrawn will be deemed not properly tendered for purposes of the Offer, unless you properly re-elect to exchange those options before the Expiration Date. To re-elect to tender your previously-withdrawn options, you must, before the Expiration Date, submit a later-dated and signed election form with the required information form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 by following the procedures described in the instructions to the election form. Your new election form must include the required information regarding all of the eligible options you want to exchange, and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Once we have timely received your new, properly completed, signed and dated election form, any previously-submitted election form or withdrawal form will be disregarded and will be considered superseded in all respects by the new election form. You will be bound by the last properly-submitted election form or withdrawal form we receive prior to the Expiration Date.

Although we intend to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your eligible options.

2.	Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Maxim of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

Any questions may be directed to Tim Ruehle at (408) 737-7600, ext. 7126. Any requests for additional copies of the Offer To Exchange Document, the election form or this withdrawal form may be directed to Carl Jasper at (408) 737-7600, ext. 4192. Copies will be furnished promptly at Maxim’s expense.

5.	Irregularities.

We retain sole discretion to resolve all questions related to the form of documents and the validity, form, and eligibility (including time of receipt and acceptance) of any withdrawal form. Our resolution of these matters will be conclusive and binding on all parties. We reserve the right to reject any withdrawal form that we determine is not in appropriate form, or that we determine is unlawful to accept. We also reserve the right to waive any of the conditions related to the Offer, or any defect or irregularity in any withdrawal form, or for any particular option holder, provided that if we grant any such waiver, it shall be granted with respect to all option holders tendering eligible options in connection with this Offer. No withdrawal of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce the Expiration Date, subject only to an extension that we may grant in our sole discretion.

Important: The withdrawal form (or a facsimile copy of it), together with all other required documents, must be faxed to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or delivered by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 on or before the Expiration Date (or, if Maxim extends the Expiration Date, on or before the extended expiration of the Offer).

6.	Additional Documents to Read.

Before making any decision to participate in, or to withdraw from, the Offer, you should be sure to read the Offer To Exchange Document, all documents referenced therein, and the letter from John F. Gifford, dated February 1, 2006.

7.	Important Tax Information.

If you are a U.S. tax resident, we encourage you to carefully review Section 14 of the Offer To Exchange Document, which contains important U.S. federal income tax information. If you are a tax resident of a country outside the U.S., we encourage you to carefully review Schedule D of the Offer To Exchange Document, which contains information on the tax treatment and other considerations for the Offer. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.

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